Filed pursuant to Rule 424(b)(3)
File No. 333-262265

EATON VANCE ENHANCED EQUITY INCOME FUND
Supplement to Prospectus dated January 20, 2022

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended September 30,
	2023	2022	2021	2020	2019
Net asset value – Beginning of year	$ 14.360	$ 18.180	$ 15.680	$ 15.060	$ 15.880
Income (Loss) From Operations
Net investment income(1)	$ 0.054	$ 0.072	$ 0.074	$ 0.127	$ 0.102
Net realized and unrealized gain (loss)	2.719	(2.585)	3.543	1.571	0.145
Total income (loss) from operations	$ 2.773	$ (2.513)	$ 3.617	$ 1.698	$ 0.247
Less Distributions
From net investment income	$ (0.054)	$ (0.070)	$ (0.075)	$ (0.129)	$ (0.100)
From net realized gain	(1.260)	(1.244)	(1.008)	—	(0.967)
Tax return of capital	—	—	(0.034)	(0.949)	—
Total distributions	$ (1.314)	$ (1.314)	$ (1.117)	$ (1.078)	$ (1.067)
Premium from common shares sold through shelf offering(1)	$ 0.001	$ 0.007	$ 0.000(2)	$ 0.000(2)	$ 0.000(2)
Net asset value – End of year	$ 15.820	$ 14.360	$ 18.180	$ 15.680	$ 15.060
Market value – End of year	$ 15.850	$ 14.100	$ 17.900	$ 14.640	$ 15.140
Total Investment Return on Net Asset Value(3)	19.71%	(14.72)%	23.70%	12.08%	2.11%
Total Investment Return on Market Value(3)	22.15%	(14.95)%	30.45%	4.09%	1.81%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 638,726	$ 576,104	$ 715,498	$ 616,526	$ 591,013
Ratios (as a percentage of average daily net assets):
Expenses	1.11%(4)	1.10%(4)	1.10%	1.11%	1.11%
Net investment income	0.35%	0.41%	0.42%	0.84%	0.69%
Portfolio Turnover	63%	50%	35%	41%	55%

(See related footnotes.)

	Year Ended September 30,
	2018	2017	2016	2015	2014
Net asset value – Beginning of year	$ 14.470	$ 13.570	$ 13.400	$ 14.600	$ 13.380
Income (Loss) From Operations
Net investment income(1)	$ 0.091	$ 0.113	$ 0.136	$ 0.233	$ 0.082
Net realized and unrealized gain (loss)	2.356	1.824	1.071	(0.396)	2.174
Total income (loss) from operations	$ 2.447	$ 1.937	$ 1.207	$ (0.163)	$ 2.256
Less Distributions
From net investment income	$ (0.089)	$ (0.103)	$ (0.111)	$ (0.235)	$ (0.514)
From net realized gain	(0.848)	(0.123)	—	(0.624)	(0.276)
Tax return of capital	(0.100)	(0.811)	(0.926)	(0.178)	(0.247)
Total distributions	$ (1.037)	$ (1.037)	$ (1.037)	$ (1.037)	$ (1.037)
Anti-dilutive effect of share repurchase program(1)	$ —	$ —	$ —	$ —	$ 0.001
Net asset value – End of year	$ 15.880	$ 14.470	$ 13.570	$ 13.400	$ 14.600
Market value – End of year	$ 16.010	$ 14.020	$ 12.650	$ 11.890	$ 13.720
Total Investment Return on Net Asset Value(3)	17.69%	15.36%	9.74%	(0.86)%	17.98%
Total Investment Return on Market Value(3)	22.46%	19.89%	15.29%	(6.39)%	23.00%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 622,888	$ 566,770	$ 531,745	$ 525,002	$ 571,861
Ratios (as a percentage of average daily net assets):
Expenses(5)	1.11%	1.11%	1.12%	1.11%	1.11%
Net investment income	0.60%	0.81%	1.00%	1.59%	0.57%
Portfolio Turnover	46%	76%	82%	72%	68%
(1)	Computed using average shares outstanding.
(2)	Amount is less than $0.0005.
(3)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(4)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the years ended September 30, 2023 and 2022).
(5)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

January 11, 2024